Exhibit 99.1

Maxwell Technologies Reports Preliminary First Quarter 2018 Revenue

SAN DIEGO – April 18, 2018 - Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading developer and manufacturer of capacitor-based energy storage and power delivery solutions, today announced preliminary unaudited revenue results for the first quarter of 2018.
Maxwell expects first quarter 2018 revenue to be approximately $28 million, falling below the Company’s prior guidance range of $31 million to $33 million. The expected revenue shortfall is directly attributable to the Company’s high voltage capacitor product line and is related to delays in the processing of Chinese tenders for infrastructure projects. In addition, we believe that the revenue shortfall can be further attributed to delays in infrastructure investment by utilities caused by uncertainty from revisions to taxes and incentives introduced by U.S. tax reform and from potential increased tariffs on steel announced during the first quarter by Presidential proclamation.
“Our preliminary first quarter revenue results reflect a shortfall in anticipated orders related to our high voltage capacitor products,” said Dr. Franz Fink, Maxwell's President and Chief Executive Officer. “While we are disappointed with these unforeseen events, we remain encouraged as we expect a recovery in the second half of 2018 as market uncertainties are clarified and delays are mitigated. Moreover, our revenue from our energy storage product line appears to exceed our earlier expectations for the first quarter.”
These preliminary, unaudited results are based on management's initial review of operations for the first quarter ended March 31, 2018 and remain subject to completion of the Company's customary quarterly closing and review procedures.
Conference Call for First Quarter 2018 Financial Results
Maxwell will report full results, including GAAP and non-GAAP gross margin and operating expenses, for the first quarter ended March 31, 2018 in its regularly scheduled earnings release and conference call after market close on Tuesday, May 8, 2018. The conference call and live webcast will take place at 2:00 p.m. PT (5:00 p.m. ET) that day. The call may be accessed by dialing (866) 393-4306 Domestic or (734) 385-2616 International, with Conference ID 2368326. The conference call, webcast and subsequent archived replay may be accessed via the following link: http://investors.maxwell.com.

About Maxwell
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. We have developed and transformed our patented, proprietary and fundamental dry electrode manufacturing technology that we have historically used to make ultracapacitors to create a breakthrough technology that can be applied to the manufacturing of batteries. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, visit www.maxwell.com.
Forward-Looking Statements
Maxwell cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Maxwell’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. In addition, this news release contains projections for 2018 financial guidance and longer-term financial performance goals. The Company’s projections for 2018 financial guidance and longer-term financial performance goals represent current estimates, including initial estimates of the potential benefits, synergies and cost savings associated with acquisitions, which are subject to the risk of being inaccurate because of the preliminary nature of the forecasts, the risk of further adjustment, or unanticipated difficulty in developing or selling products and technologies. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to:

•	Our intentions, beliefs and expectations regarding our expenses, cost savings, sales, operations and future financial performance;

•	Our operating results;

•	Our ability to develop, introduce and commercialize new products, technologies applications or enhancements to existing products and educate prospective customers;

•	Anticipated growth and trends in our business;

•	Our ability to obtain sufficient capital to meet our operating requirements, including, but not limited to, our investment requirements for new technology and products, or other needs;

•	Our ability to manage our long-term debt and our ability to service our debt, including our convertible debt;

•	Risks related to changes in legislation, regulation and governmental policy;

•	Risks related to tax laws and tax changes (including U.S. and foreign taxes on foreign subsidiaries);

•	Risks related to our international operations;

•	Our expectations regarding our revenues, customers and distributors;

•	Our beliefs and expectations regarding our market penetration and expansion efforts, especially considering the small number of vertical markets and a small number of geographic regions;

•	Our expectations regarding the benefits and integration of recently-acquired businesses and our ability to make future acquisitions and successfully integrate any such future-acquired businesses;

•	Our ability to protect our intellectual property rights and to defend claims against us;

•	Dependence upon third party manufacturing and other service providers, many of which are located outside the U.S. and our ability to manage reliance upon certain key suppliers;

•	Our anticipated trends and challenges in the markets in which we operate; and

•	Our expectations and beliefs regarding and the impact of investigations, claims and litigation.
For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q. Copies of these documents are available with the Securities and Exchange Commission at www.sec.gov or may be obtained by contacting Maxwell's investor relations department at (858) 503-3368, or at our investor relations website: investors.maxwell.com. The forward-looking statements contained herein are based on the current expectations and assumptions of Maxwell and not on historical facts. All information in this release is as of April 18, 2018. The Company undertakes no duty to update any forward-looking statement to reflect actual results or changes in the Company's expectations.
Investor Contact: Kimberly Tom, CFA, +1 (858) 503-3368, ir@maxwell.com